Exhibit 99.1

COTY SELLS REMAINING STAKE IN WELLA TO KKR

•	$750 million of immediate cash proceeds and right to significant share of ongoing proceeds after KKR preferred return

•	Marks successful completion of multi-year Wella monetization program exactly inline with its original target to divest Wella by end of CY25

•	Transaction reduces Coty’s financial net leverage to ~3x by the end of CY25, strengthening its path towards 2.0x

Coty Inc. (NYSE: COTY) (Paris: COTY) (“Coty” or “the Company”) today announced that it has sold its remaining 25.8% stake in Wella to KKR managed capital accounts and investment affiliates. Under the terms of the transaction, Coty will receive upfront cash consideration of $750 million and 45% of any proceeds from a further sale or an initial public offering of the business, after KKR’s preferred return has been met. Based on Wella’s strong recent and expected performance, as well as current market valuations, Coty sees strong potential for additional cash proceeds, bringing the total gross proceeds closer to the carrying value of its investment in Wella. The sale completes the program initiated in 2020 to simplify Coty’s portfolio and operations, while realizing the full value of its Wella business.

Coty intends to use the vast majority of the Wella upfront cash proceeds related to this transaction, net of tax, to pay down its short term and long term debt. Both the Wella proceeds and Coty’s strong free cash flow generation (over $350 million in the first half of FY26, inline with its recent guidance) are expected to reduce Coty’s financial net leverage to ~3x by the end of CY25.

“This transaction marks a pivotal milestone for Coty – both in our transformation and in our long-running deleveraging commitment,” said Laurent Mercier, Coty’s CFO. “Our strategic partnership with KKR has proven highly value accretive. We have benefited from Wella’s strong growth by progressively monetizing our stake, allowing us to strengthen Coty’s financial foundations year-after-year. Completing this transaction exactly inline with our original target to fully divest Wella by the end of CY25 underscores our focus on delivering on our financial commitments and crystalizing value from non-core assets, all while sharpening our strategic focus.”

Citi is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Coty. Simpson Thacher & Bartlett LLP is serving as legal counsel to KKR.

About Coty Inc.

Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in over 120 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to protecting the planet. Learn more at coty.com or on LinkedIn and Instagram.

Forward Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the use of proceeds from the sale transaction and the expected impact on Coty’s future results and financial condition as a result of the transaction including net debt and leverage ratio, as well as the extent and timing of any future profit distributions. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to the timing and cost of redemptions of the Company’s outstanding debt or other deleveraging activities, the timing and terms of any future Wella exit transaction by KKR and any related future profit distribution, and other factors described elsewhere in documents that the Company files with the SEC from time to time.